EXHIBIT 10.23

CONSULTING AGREEMENT

This Consulting Agreement (hereinafter referred to as the "Agreement") is made and effective December 1, 2013, by and between Safety Quick Lighting & Fans Corp. (together with its subsidiaries and predecessor companies hereinafter referred to as the "Company") and Rani Kohen (hereinafter referred to as the "Consultant").

NOW, THEREFORE, the parties hereto agree as follows:

1.      Engagement. Company hereby agrees to engage Consultant, who also serves as the Company’s non-executive chairman of its Board of Directors, and Consultant hereby accepts such engagement in accordance with the terms of this Agreement.

2. Duties of Consultant. The duties of Consultant shall include advising Company management and its Board of Directors concerning matters relating to the management and organization of the company, its business affairs, corporate and product development and other projects as the Company’s board of directors and chief executive officer request. Consultant shall perform all duties in a professional, ethical and businesslike manner. Consultant shall be required to devote such time to the affairs of the Company as shall be necessary to manage such affairs. Consultant shall perform such duties principally from offices he maintains in Fort Lauderdale and Miami, Florida and Atlanta, Georgia, subject to such reasonable travel as may be required, and shall not be required to relocate his residence.

3. Compensation. Consultant will be paid compensation during this Agreement as follows:

a) An annual fee of $150,000 (one hundred and fifty thousand dollars) commencing December 1, 2013 payable in installments according to the Company's regular payroll schedule. The Board of Directors of the Company may, at its sole discretion, during the decision for which the Consultant as non-executive chairman will recuse himself from such discussions, award Consultant bonus compensation in addition to any cash or stock incentive compensation due Consultant, and

b) An annual incentive compensation of cash, stock and/or options equal to ½% (0.005) of the Company’s annual gross revenue (as defined below). Said incentive options will have a 5-year term and the Consultant will have the option of a cash-less exercise.

Gross Revenue: Sales less any returns and discounts.

c) Supplemental bonus compensation to be determined by the Company’s Board of Directors on a project-by-project basis, which may be paid in cash, stock, options and/or warrants or a combination thereof.

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d) In the event Consulting invents new products or additional applications using the Company’s existing intellectual property, Consultant will be entitled to additional compensation that will be determined by the Company’s board of directors.

Any payment of cash due Consultant as incentive compensation shall be made within thirty (30) days after the Company's independent accounting firm has concluded its annual audit. If the final audit is not prepared within ninety (90) days after the end of the fiscal year, then Company shall make a preliminary payment equal to fifty percent (50%) of the estimated amount due based upon the adjusted net profits preliminarily determined by the independent accounting firm, subject to payment of the balance or the return of any unearned incentive compensation paid, if any, promptly following completion of the audit by the Company's independent accounting firm.

4.	Benefits.

a.	Vacation. Executive shall be entitled to five weeks paid vacation days each year.

b.	Sick Leave. Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

c)	Medical and Group Life Insurance. In the event the Company offers such a plan, Company agrees to include Consultant, including Consultants’ immediate family, at the Consultant’s option, in a group medical and hospital insurance plan the Company may offer during this Agreement. Consultant shall be responsible for payment of any federal or state income tax imposed upon these benefits. The offering of a group medical and hospital insurance plan is at the discretion of the Company and NOT a condition of engagement by the Consultant.

d)	Expense Reimbursement. Consultant shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Consultant in the performance of Consultant's duties. Consultant will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

e)	Vehicle Reimbursement. Consultant shall be entitled to a Car Allowance of $1,000 per month, which shall be paid periodically together with Consultant’s fee. The Consultant’s vehicle should be, above all, highly reliable, safe and secure for the user, while meeting some of the user’s personal preferences and needs.

f)	Other.

i.	The Company shall reimburse Consultant for the cost of a cellular phone.

ii.	The Company shall provide a computer equipped with Microsoft Office software for use by Consultant.

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5. Initial Term. The Initial Term of this Agreement shall commence on December 1, 2013 and it shall continue in effect for a period of three (3) years. Thereafter, the Agreement shall be renewed upon the mutual agreement of Consultant and Company.

6. Termination

a) The Company may terminate Consultant for cause. Cause shall be defined as:

(i)	An act of fraud, embezzlement or theft;
(ii)	A material violation of this Agreement by Consultant, which is not cured within 30 days after written notice thereof;
(iii)	Consultant’s death, disability or incapacity.

b) This Agreement and Consultant's engagement may be terminated at Company's Board of Directors discretion during the Initial Term, provided that if Consultant is terminated without cause, Company shall pay to Consultant an amount calculated by multiplying the Consultant’s monthly fee, at the time of such termination, times the number of months remaining in the Initial Term (as an example, if Consultant were terminated at the end of the 20th month of engagement, Consultant would be entitled to receive a one-lump payment in cash equal to the remaining 16 months base compensation of the Initial Term at the time of termination. To further illustrate, if the Consultant’s monthly fee at the time of termination without cause was $12,500, the Consultant would receive $12,500 times 16 or $200,000. In the event of such termination, Consultant shall be entitled to incentive compensation payment and other compensation then in effect, on a prorated basis.

c) This Agreement and Consultant's engagement may be terminated by the Company’s Board of Directors at its discretion at any time after the Initial Term, provided that in such case, Consultant shall be paid fifty percent (50%) of Consultant's then applicable annual fee. In the event of such a discretionary termination, Consultant shall not be entitled to receive any incentive fee payment or any other compensation then in effect, prorated or otherwise.

d) This Agreement may be terminated by Consultant at Consultant's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Consultant pursuant to this subsection, Company may immediately relieve Consultant of all duties and immediately terminate this Agreement, provided that Company shall pay Consultant at the then applicable annual fee rate to the termination date included in Consultant's original termination notice.

e) In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and Company agrees to use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement and all shares grants will vest immediately.

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7. Notices. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Company:

Safety Quick Lighting & Fans Corp.

3245 Peachtree Parkway

Suite D310

Suwanee, GA 30024

If to Consultant:

Rani Kohen

20735 NE 32nd Pl

Aventura, FL 33180-3658

9. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the state of Florida

10. Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

11. No Assignment. Neither this Agreement nor any or interest in this Agreement may be assigned by Consultant without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

12. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

13. Arbitration. The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Florida, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of November 25, 2013.

SAFETY QUICK LIGHTING & FANS CORP.

_/s/ James R. Hills_________________________

James R. Hills, President & CEO

CONSULTANT

_/s/ Rani Kohen___________________________

Rani Kohen

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